Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Andrew Tammen Central Garden & Pet (925) 283-4573

CENTRAL GARDEN & PET REPORTS FIRST QUARTER

RESULTS FOR FISCAL 2004

RAISES FISCAL 2004 EARNINGS GUIDANCE

TO $2.10-$2.20 PER DILUTED SHARE

A 21% TO 27% INCREASE OVER FISCAL 2003

LAFAYETTE, CALIFORNIA, February 5, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today announced its financial results for the fiscal first quarter of 2004, ended December 27, 2003.

Net sales for the first quarter were $222.4 million, a 5% increase from $211.9 million in the comparable fiscal 2003 period. The Company recorded a net loss for the quarter of $645,000, or $0.03 per diluted share, compared with a net loss of $717,000, or $0.04 per diluted share, in the comparable year-ago period. Central typically reports a loss in the three-month period ending in December, which is the slowest time of the year for the garden industry.

Income from operations for the first fiscal quarter of 2004 improved 80% to $3.6 million from $2.0 million in the year-ago period. The improved results for the quarter were driven by continued sales growth of the Company’s branded products as well as lower administrative expenses. The improved operating results for the quarter were partially offset by higher interest costs. Depreciation and amortization for the most recent quarter totaled $4.6 million compared to $4.5 million in the fiscal 2003 quarter.

-more-

Central continues to anticipate substantial earnings growth in fiscal 2004. With the recent acquisition of Kent Marine and the pending acquisition of New England Pottery, Central is raising its fiscal 2004 net income guidance to $2.10-$2.20 per diluted share from the previously expected range of $2.00-$2.10 per diluted share, a 21% to 27% increase over fiscal 2003.

The Company will discuss its fiscal first quarter 2004 results, the Kent Marine and New England Pottery acquisitions, and its updated 2004 earnings guidance on an earnings conference call today at 4:30 p.m. EST. The earnings conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Zodiac, Pre-Strike, Altosid, Nylabone, TFH and Four Paws. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 27, 2003	December 28, 2002
Net Sales	$222,350	$211,936
Cost of Goods Sold and Occupancy	160,279	150,718

Gross Profit	62,071	61,218
Selling, General and Administrative
Expenses	58,511	59,254

Income from Operations	3,560	1,964
Interest Expense	(4,105)	(2,843)
Interest Income	199	26
Other Expense	(715)	(341)

Loss Before Income Taxes	(1,061)	(1,194)
Income Taxes	(416)	(477)

Net Loss	$(645)	$(717)

Basic and Diluted Loss Per Common Share	$(0.03)	$(0.04)

Weighted Average Shares Outstanding
Basic	19,877	19,060
Diluted	19,877	19,060

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 27, 2003	December 28, 2002	September 27, 2003
Assets
Current Assets:
Cash & Cash Equivalents	$65,265	$14,790	$77,604
Restricted Investments	15,052	—	—
Accounts Receivable	113,839	105,843	146,075
Inventories	243,911	224,889	217,156
Other Current Assets	17,601	19,115	15,222

Total Current Assets	455,668	364,637	456,057
Property & Equipment—Net	101,873	99,060	101,538
Other Assets	274,261	269,280	271,503

Total	$831,802	$732,977	$829,098

Liabilities & Shareholders’ Equity
Current Liabilities:
Notes Payable	$—	$64,649	$—
Accounts Payable	105,112	95,776	105,103
Accrued Expenses	47,556	39,392	47,061
Current Portion of Long-Term Debt	1,028	122,593	1,028

Total Current Liabilities	153,696	322,410	153,192
Long-Term Liabilities	249,782	29,592	249,225
Other Long-Term Obligations	1,570	2,059	1,585
Shareholders’ Equity	426,754	378,916	425,096

Total	$831,802	$732,977	$829,098